                                                                      EXHIBIT 11

                    THE COASTAL CORPORATION AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                (Millions of Dollars, Except Per Share Amounts,
                            and Thousands of Shares)


                                                      THREE MONTHS ENDED
                                                            MARCH 31,
                                                      -------------------
                                                        1996       1995
                                                      ---------  --------
                                                          (Unaudited)

COMMON STOCK AND EQUIVALENTS:
- ----------------------------------------------------
Net earnings applicable to common stock and
 common stock equivalents...........................   $   78.2  $   53.3
                                                       ========  ========

Average number of common shares outstanding.........    104,873   104,468
Class A common shares...............................        397       415
Common and Class A common share equivalents:
 $1.19 Cumulative Convertible Preferred, Series A*..        226       234
Dilutive effect of outstanding stock options after
 application of treasury stock method*..............        530       200
                                                       --------  --------
Average common and common equivalent shares.........    106,026   105,317
                                                       ========  ========

Net earnings per average common and common
 equivalent share outstanding.......................   $    .74  $    .51
                                                       ========  ========

ASSUMING FULL DILUTION:
- ----------------------------------------------------
Net earnings applicable to common stock and
 common stock equivalents...........................   $   78.2  $   53.3
Dividends applicable to dilutive preferred stock:
 Series B...........................................          -         -
 Series C...........................................         .1        .1
                                                       --------  --------
Adjusted net earnings assuming full dilution........   $   78.3  $   53.4
                                                       ========  ========

Average number of common shares outstanding.........    104,873   104,468
Class A common shares...............................        397       415
Common and Class A common share equivalents:
 Series A Preferred Stock*..........................        226       234
Equivalent common and Class A common shares from
 Series B and C Preferred Stock*....................        525       559
Dilutive effect of outstanding stock options after
 application of treasury stock method*..............        593       229
                                                       --------  --------
Fully diluted shares................................    106,614   105,905
                                                       ========  ========

Fully diluted earnings per share**..................   $    .73  $    .50
                                                       ========  ========

* Convertible securities and options are not considered in the calculations if the effect of the conversion is anti-dilutive.

** Reporting not required by generally accepted accounting principles because of small variances from earnings on average common and common equivalent shares.